Exhibit 5.1

April 17, 2015

Iveda Solutions, Inc.

1201 South Alma School Road

Suite 8500
Mesa, Arizona 85210

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

         As legal counsel to Iveda Solutions, Inc., a Nevada corporation (the “Company”), we have assisted in the preparation of the Company’s Registration Statement on Form S-1, Registration No. 333-202787 (the “Registration Statement”), filed with the Securities and Exchange Commission (the "Commission"), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the resale of up to an aggregate of 17,949,841 shares (the “Shares”) of the Company’s common stock, par value $0.00001 per share, which includes 5,572,010 shares of common stock issuable upon conversion Series A Preferred Stock, par value $0.00001 per share; 5,624,995 shares of common stock issuable upon conversion of the Series B Preferred Stock, par value $0.00001 per share; 2,923,872 shares of common stock issuable upon the exercise of Tranche A Warrants; 2,923,872 shares of common stock issuable upon the exercise of Tranche B Warrants; and 905,092 shares of common stock issuable upon the exercise of other warrants. The Shares may be sold from time to time by certain stockholders of the Company (the “Selling Stockholders”) after the effective date of the Registration Statement. The facts, as we understand them, are set forth in the Registration Statement.

         With respect to the opinion set forth below, we have examined originals, certified copies, or copies otherwise identified to our satisfaction as being true copies, of the Registration Statement; the Company’s Articles of Incorporation, as amended, as filed with the Secretary of State of the state of Nevada (the “Articles”); the Company’s Bylaws, as currently in effect; the forms of the Tranche A Warrants, Tranche B Warrants, and other warrants (collectively, the “Warrants”); and such other corporate records of the Company, agreements, and other instruments, and certificates of public officials and officers of the Company, as we have deemed necessary as a basis for the opinion hereinafter expressed.

         Subject to the assumptions that (i) the documents and signatures examined by us are genuine and authentic and (ii) the persons executing the documents examined by us have the legal capacity to execute such documents, and subject to the further limitations and qualifications set forth below, based solely upon our review of items outlined above, it is our opinion that the Shares to be sold by the selling stockholders pursuant to the Registration Statement, when issued in accordance with the terms of the Articles or the Warrants, as applicable, will be validly issued, fully paid, and nonassessable.

         We render this opinion with respect to, and express no opinion herein concerning the application or effect of the law of any jurisdiction other than, the existing laws of the United States of America, and of the substantive laws of the state of Nevada, the Constitution of the State of Nevada, and reported judicial decisions relating thereto.

Greenberg Traurig, LLP ■ Attorneys at Law ■ WWW.GTLAW.COM
2375 East Camelback Road, Suite 700 ■ Phoenix, Arizona 85016 ■ Tel 602.445.8000 ■ Fax 602.445.8100

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We hereby expressly consent to any reference to our firm in the Registration Statement, to the inclusion of this Opinion as an exhibit to the Registration Statement, and to the filing of this Opinion with any other appropriate governmental agency.

Sincerely,

/s/ Greenberg Traurig, LLP

Greenberg Traurig, LLP